Exhibit (a)(1)

webMethods, Inc.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK OF WEBMETHODS, INC.
HAVING AN EXERCISE PRICE OF $40.00 OR MORE AND GRANTED
PRIOR TO MARCH 31, 2001 FOR NEW OPTIONS UNDER
THE WEBMETHODS AMENDED AND RESTATED STOCK OPTION PLAN

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., EASTERN DAYLIGHT TIME ON FRIDAY, MAY 11, 2001,
UNLESS THE OFFER IS EXTENDED BY WEBMETHODS

     webMethods, Inc., which we refer to in this offer to exchange as “we,” “the company” or “webMethods,” is offering employees the opportunity to exchange all outstanding stock options to purchase shares of our common stock granted under the webMethods, Inc. Amended and Restated Stock Option Plan (the “webMethods Option Plan”) and the Active Software, Inc. 1999 Stock Plan (the “Active Plan” and together with the webMethods Option Plan, the “option plans”) that have an exercise price of $40.00 or more and were granted prior to March 31, 2001 for new options we will grant under the webMethods Option Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on the date of the first meeting of the compensation committee of webMethods’ board of directors held on or after the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, but no later than December 31, 2001. You may only tender options for all or none of the shares of common stock subject to an individual option grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. In addition, if you choose to tender any option grant for exchange, you must also tender all option grants received after November 9, 2000 even if such option grants have an exercise price below $40.00. If you attempt to tender some of your options, but do not include all of the options granted to you after November 9, 2000, your entire tender will be rejected.

     This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to further conditions described in Section 6 of this offer to exchange.

     If you tender options and they are accepted by us for exchange, the options will be cancelled on the date we accept the options for exchange. The new options issued in exchange for the cancelled options will be issued subject to the terms of the webMethods Option Plan and a new stock option agreement to be entered into between you and us, a copy of which you will receive when the new options are granted. For any cancelled options which were granted under the Active Plan, your current stock option agreement evidencing such options will be terminated upon cancellation of such options. For any cancelled options which were granted under the webMethods Option Plan, your current stock option agreement evidencing such options will continue, including all provisions related to your employment and responsibilities to the company if you leave webMethods, even if you tender and we accept for exchange all of your options granted subject to the webMethods Option Plan.

     The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will expire on the tenth anniversary of the date of grant, unless terminated earlier according to the terms and provisions of the new stock option agreement to be entered into between you and webMethods, and will have a vesting schedule designed to approximate the vesting schedule of the tendered options. The terms of the new options are described in Section 8 of this offer to exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol “WEBM”. On April 11, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $25.10 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

     You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal via e-mail to the Option Exchange administrators at optionexchange@webmethods.com.

IMPORTANT

      If you wish to tender some or all of your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at webMethods, Inc., Attention: Option Exchange, 3930 Pender Drive, Fairfax, Virginia 22030 USA (facsimile: (703) 460-5955). Delivery by e-mail will not be accepted.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED COVER LETTER AND LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

ii

SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
1. NUMBER OF OPTIONS; EXPIRATION DATE.
2. PURPOSE OF THE OFFER.
3. PROCEDURES FOR TENDERING OPTIONS.
4. WITHDRAWAL RIGHTS.
5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
6. CONDITIONS OF THE OFFER.
7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.
9. INFORMATION CONCERNING WEBMETHODS, INC.
10.INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.
11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.
12. LEGAL MATTERS; REGULATORY APPROVALS.
13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.
15. FEES AND EXPENSES.
16. ADDITIONAL INFORMATION.
17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.
SCHEDULE A
OFFER TO EXCHANGE, DATED APRIL 12, 2001.
FORM OF LETTER OF TRANSMITTAL
LETTER FROM PHILLIP MERRICK
EMAIL LETTER FROM JEFF KRAMER
FORM OF LETTER OF TENDERING OPTION HOLDERS
WEBMETHODS, INC. PRESS RELEASE DATED 04/12/2001
EXAMPLE OF OPTION STATEMENT
FORM OF SCHEDULE OF EVENTS
FORM OF EMAIL LETTER FROM JEFF KRAMER
FORM OF OPTION AGREEMENT

iii

SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included references to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering to exchange all stock options which are outstanding under our Amended and Restated Stock Option Plan (the “webMethods Option Plan”) and the Active Software, Inc. 1999 Stock Plan (the “Active Plan” and together with the webMethods Option Plan, the “option plans”) that have an exercise price of $40.00 or more and were granted prior to March 31, 2001 or any lesser number of options that option holders properly tender in the offer, for new options to be granted under the webMethods Option Plan. (Section 1).

WHY ARE WE MAKING THE OFFER?

      We implemented the offer because many of our employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for new options for the same number of shares to be granted on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange, but no later than December 31, 2001. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the date of grant, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value thereby creating better performance incentives for employees and thereby maximizing stockholder value. (Section 2).

WHO IS ELIGIBLE?

      Any current employee of webMethods with an outstanding stock option granted before March 31, 2001 with an exercise price of $40.00 or more is eligible. Special considerations may apply to employees located outside of the United States, including Australia, the Netherlands and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (Section 1).

HOW DOES THE OFFER WORK?

      You have the opportunity to make an election to cancel any outstanding option grant with an exercise price of $40.00 or more in exchange for the right to receive a new grant of options to purchase the same number of shares of webMethods common stock you surrender. The new grant will be made on the date of the first meeting of the compensation committee of the board of directors held at least six months and one day from the date we cancel the options accepted for exchange, but no later than December 31, 2001. The exercise price for the new option grant will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. If you elect to tender any option grant, you will be required to tender all option grants that you received after November 9, 2000 even if such option grants have an exercise price below $40.00. You may revoke your tender prior to the expiration of the offer, but once revoked, you may not re-tender your options in this offer. (Sections 1 and 5).

      To participate, you must deliver, before 5:00 p.m., Eastern Daylight Time, on Friday, May 11, 2001, a properly completed and signed letter of transmittal and any other documents required by the letter of transmittal to webMethods, Inc., Attention: Option Exchange, 3930 Pender Drive, Fairfax, Virginia 22030 USA (facsimile: (703) 460-5955). We will only accept a paper copy or a facsimile copy of your signed letter of transmittal. Delivery by e-mail will not be accepted. If the offer is extended by us beyond May 11, 2001, you must deliver these documents before the extended expiration of the offer. (Section 3).

WHY DON’T WE SIMPLY REPRICE THE CURRENT OPTIONS?

      In the past, some companies have chosen to reprice some or all of their employee stock option grants by lowering the exercise price of the options. Often this repricing was accompanied by an off-setting modification in the terms of the options, such as lengthening of the vesting period or a reduction in the number of shares subject to the option grant. However, in 1998, the Financial Accounting Standards Board required companies that reprice options to account for them in a manner that would have ongoing, negative implications for their reported earnings. Repricing our existing options would result in variable accounting for such options, which may require us to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired. Therefore, simply repricing existing options could place our progress toward sustained profitability in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (Section 11).

WHY CAN’T I JUST BE GRANTED ADDITIONAL OPTIONS?

      Because of the large number of options eligible for this offer to exchange, a total re-grant of new options without cancellation of the options they are meant to replace would have a negative dilutive impact on our outstanding shares and earnings per share. Additionally, webMethods has a limited pool of options available under the webMethods Option Plan, and we must conserve our currently available options for new hires and ongoing grants. (Section 2).

WOULDN’T IT BE EASIER TO JUST QUIT WEBMETHODS AND THEN GET REHIRED?

      This is not likely to be an attractive alternative for either our employees or the company. If you choose to leave webMethods, your unvested options would terminate shortly thereafter. If you were subsequently rehired by the company, the variable accounting rules would deem any subsequent grants of options within six months of the date your original options were cancelled as a repricing. The net result is that the company would have to take an accounting charge against earnings. In addition, by leaving webMethods and later being rehired, an employee would not receive credit for prior service for vesting purposes. (Section 11).

IF I CHOOSE TO PARTICIPATE, DO I HAVE TO TENDER ALL MY OPTIONS?

      We are not accepting partial tenders of an individual option grant, so to tender any shares under an individual grant, you must tender all shares still subject to the grant. For example, if you hold an option to purchase 3,000 shares of common stock and you have previously exercised the option with respect to 1,000 of the underlying shares, then you must either tender all 2,000 remaining options or none of such options; you cannot tender only part of the option and retain the remainder of the option. On the other hand, if you have multiple option grants, you may choose to tender one or more but not necessarily all of your grants. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. In addition, if you elect to tender any option grant, you will be required to tender all unexercised option grants that you have received during the six months immediately prior to the date we accept options for exchange. In other words, if you attempt to tender some of your options but do not include all of the options granted to you after November 9, 2000 even if such option grants have an exercise price below $40.00, your entire tender will be rejected. (Section 1).

WHAT IS THE DEFINITION OF A GRANT?

      A grant is an award of stock options.

WHY DO I HAVE TO SURRENDER OPTIONS GRANTED IN THE LAST SIX MONTHS?

      If webMethods allows employees to keep options granted within six months of the option cancellation, the company will suffer significant adverse accounting consequences, which would prevent the company from offering the program. (Section 11).

WHEN WILL I RECEIVE MY NEW OPTIONS?

      We will grant the new options on the date of the first meeting of the compensation committee of our board of directors held on or after the first business day that is at least six months and one day after the date that we cancel the options accepted for exchange, but no later than December 31, 2001. HOWEVER, IF YOU ARE NOT AN EMPLOYEE OF WEBMETHODS, INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

WHY WON’T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

      If we were to grant the new options earlier than six months and one day after the date we cancel the options tendered for exchange, we would be subject to the variable accounting rules described above. (Section 5).

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

      We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel any of the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the expiration of this offer. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules described above. As a result, the compensation committee of our board of directors does not plan to grant any additional options to existing employees until after such date, including additional grants to employees who do not elect to participate in this exchange offer. However, the compensation committee reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period. (Sections 5 and 11).

WHAT ARE THE CONDITIONS TO THE OFFER?

      The offer is not conditioned upon a minimum number of options being tendered. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in Section 6.

CAN I CANCEL THE UNEXERCISED PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

      Yes. Any remaining outstanding, unexercised eligible option is eligible to be cancelled. In order to participate, you must elect to cancel all remaining options in any grant. The re-grant will be one-for-one, but only in replacement of cancelled options. (Section 1).

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

      To receive a grant of new options pursuant to the offer and under the terms of the option plans, you must be an employee of webMethods, Inc. or one of its subsidiaries from the date you tender options through the date we grant the new options. We will not grant the new options earlier than the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU ARE NOT AN EMPLOYEE OF WEBMETHODS, INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS TENDERED IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. (Section 5).

WHAT HAPPENS IF WEBMETHODS IS ACQUIRED DURING THE PERIOD AFTER MY TENDERED OPTIONS ARE CANCELLED BUT BEFORE I AM GRANTED NEW OPTIONS?

      While we currently have no plans to enter into such a transaction, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such transaction, tendering option holders might be deprived of any further price appreciation in the common stock. For example, if our stock was acquired in a cash merger the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction, yielding limited or no financial benefit to a recipient of the new option for that transaction. In addition, in the event of an acquisition of our company stock for stock, tendering option holders might receive options to purchase shares of a different issuer.

      We are also reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer. If we were to terminate your right to receive replacement options under this offer in connection with such transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. (Section 5).

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

      We will grant you new options to purchase the number of shares of our common stock which is equal to the number of shares of common stock subject to the options you tender and which we accept. (Section 1).

WHAT WILL THE TERMS OF MY NEW OPTIONS BE?

      All of the new options granted pursuant to this offer will be granted under the webMethods Option Plan. The terms of the new options will be subject to the terms and conditions of the webMethods Option Plan and a new stock option agreement to be entered into between you and us, which will be substantially in the form of exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on April 12, 2001. Note that even if you tender all of your options granted under the webMethods Option Plan, your existing stock option agreement under the webMethods Option Plan, including the provisions relating to your employment with webMethods, will continue. These provisions include your agreements to maintain the confidentiality of webMethods’ proprietary information and not to compete against webMethods or its subsidiaries. (Section 8).

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

      The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Section 8).

WHEN WILL THE NEW OPTIONS VEST?

      The new options will have a vesting schedule designed to approximate the vesting schedule of the tendered options such that the number of shares to which the tendered options would have been exercisable as of the date of grant of the new options, had the tendered options not been tendered, will be immediately exercisable, and, thereafter, shares will become exercisable at the intervals and in the amounts shares would have become exercisable under the tendered options, had the tendered options not been tendered. (Section 8).

      For example: If you currently have one year of vesting towards a stock option grant, and you surrender the grant, when you receive your new grant you will receive credit for that one year vesting plus the approximate six month period in which you had no grant. Put another way, assuming the cancelled option grant had a four year vesting schedule, your new option will be granted with approximately 2 1/2 years of vesting left to complete until it is fully vested.

IF I TENDER ALL OF MY OPTIONS WHY WILL MY INCENTIVE STOCK OPTION AGREEMENT CONTINUE DURING THE PERIOD WHEN I HAVE NO OPTIONS?

      Each employee of webMethods has entered into a stock option agreement with webMethods under the webMethods Option Plan which addresses issues relating to both the stock options granted pursuant to the webMethods Option Plan and employment terms. This stock option agreement will govern any additional options granted to you as part of our normal compensation program. Even if you tender all of your options granted under the webMethods Option Plan, your existing stock option agreement under the webMethods Option Plan, including the provisions relating to your employment with webMethods, will continue. These provisions include your agreements to maintain the confidentiality of webMethods’ proprietary information and not to compete against webMethods or its subsidiaries. (Section 8).

HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

      We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assessment of the employee’s existing stock option package and assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our stock price and our business. (Section 2).

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      If you exchange your current options for new options, we believe that you will not be required under current law to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for

U.S. Federal income tax purposes. However, we recommend that you consult with your own tax advisor to determine the tax consequences of this offer. Again, special considerations may apply to employees located outside of the United States, including Australia, the Netherlands and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work. (Section 13).

IF THE OPTIONS I TENDER ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

      If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. Under current law, for options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to the options is measured on the date the options are granted. The excess options are deemed to be non-incentive stock options. (Section 8).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

      Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding and retain their current exercise price and current vesting schedule. We do not believe that our offer to you will change any of the terms of an eligible incentive stock option, which you do not tender in the offer. However, the IRS may characterize our offer to you as a “modification” of those incentive stock options, even if you decline the offer. The effect of a successful assertion by the IRS that your incentive stock options were modified depends on whether the exercise price of your eligible incentive stock options is equal to, higher or lower than the price of the company’s stock on April 12, 2001. If your exercise price per share is equal to or higher than the price of the company’s common stock on April 12, 2001, the offer would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date you exercise those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonqualified stock options upon exercise and affect the amount of other stock options granted to you that may qualify as incentive stock options under the $100,000 calendar year limit discussed above. If the exercise price of your eligible incentive stock option is lower than the price of the company’s shares of common stock on April 12, 2001, your option would cease to qualify as an incentive stock option. (Section 13).

WHAT HAPPENS IF I DO NOT TENDER ALL OPTION GRANTS I RECEIVED AFTER NOVEMBER 9, 2000?

      If you tender any options for exchange, you will be required to also tender all option grants that you received after November 9, 2000 even if such option grants have an exercise price below $40.00. If you do not tender these options, your entire tender will be rejected. (Section 1).

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

      The offer expires on Friday, May 11, 2001, at 5:00 p.m., Eastern Daylight Time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (Section 14).

WHAT DO I NEED TO DO TO TENDER MY OPTIONS?

      If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Daylight Time, on Friday, May 11, 2001, a properly completed and signed letter of transmittal and any other documents required by the letter of transmittal to webMethods, Inc., Attention: Option Exchange, 3930 Pender Drive, Fairfax, Virginia 22030 USA (facsimile: (703) 460-5955). We will only accept a paper copy or a facsimile copy of your signed letter of transmittal. Delivery by e-mail will not be accepted.

      If the offer is extended by us beyond May 11, 2001, you must deliver these documents before the extended expiration of the offer. (Section 3).

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

      You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on Friday, May 11, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information while you still have the right to withdraw the tendered options. ONCE YOU HAVE WITHDRAWN OPTIONS, YOU MAY NOT SUBSEQUENTLY RE-TENDER SUCH OPTIONS. (Section 4).

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact the Option Exchange administrators via email at optionexchange@webmethods.com. (Section 16).

INTRODUCTION

      webMethods, Inc. is offering to exchange all outstanding options to purchase shares of our common stock granted under the webMethods, Inc. Amended and Restated Stock Option Plan (the “webMethods Option Plan”) and the Active Software, Inc. 1999 Stock Plan (the “Active Plan” and together with the webMethods Option Plan, the “option plans”) that have an exercise price of $40.00 or more and were granted prior to March 31, 2001 for new options that we will grant under the webMethods Option Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related cover letter and letter of transmittal (which together, as they may be amended from time to time, constitute the “offer”). The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange by us. We will grant the new options on the date of the first meeting of the compensation committee of the webMethods board of directors held on or after the first business day which is at least six months and one day following the date we cancel the options accepted for exchange by us, but no later than December 31, 2001. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. In addition, if you choose to tender any option grant for exchange, you must also tender all option grants received after November 9, 2000 even if such option grants have an exercise price below $40.00. If you attempt to tender some of your options, but do not include all of the options granted to you after November 9, 2000, your entire tender will be rejected. This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to further conditions described in Section 6 of this offer to exchange.

      If you tender options and they are accepted by us for exchange, the options will be cancelled on the date we accept the options for exchange. The new options issued in exchange for the cancelled options will be issued subject to the terms of the webMethods Option Plan and a new stock option agreement to be entered into between you and us, a copy of which you will receive when the new options are granted. For any cancelled options which were granted under the Active Plan, your current stock option agreement evidencing such options will be terminated upon cancellation of such options. For any cancelled options which were granted under the webMethods Option Plan, your current stock option agreement evidencing such options will continue, including all provisions related to your employment and responsibilities to the company if you leave webMethods, even if you tender and we accept for exchange all of your options granted subject to the webMethods Option Plan.

      The exercise price of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. The new options will expire on the tenth anniversary of the date of grant, unless terminated earlier according to the terms and provisions of the new stock option agreement between you and webMethods, and will have a vesting schedule designed to approximate the vesting schedule of the tendered options. The terms of the new options are described in Section 8 of this offer to exchange.

      As of April 11, 2001 options to purchase 15,635,494 shares of our common stock were issued and outstanding under all of the webMethods stock option plans, of which 9,518,026 were eligible to participate in this offer. As of April 11, 2001, options to purchase 14,139,980 shares of our common stock were issued and outstanding under the webMethods Option Plan, of which 8,790,589 were eligible to participate in the offer and options to purchase 850,043 shares of our common stock were issued and outstanding under the Active Plan, of which 727,437 were eligible to participate in the offer.

THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE.

      Upon the terms and subject to the conditions of the offer, we are offering to exchange new options to purchase common stock under the webMethods Option Plan in return for all eligible outstanding options under the option plans that are properly tendered and not validly withdrawn in accordance with Section 4 before the “expiration date,” as defined below. All unexercised options granted under the option plans that have an exercise price of $40.00 or more and were granted prior to March 31, 2001 are eligible. You may only tender options for all or none of the shares of common stock subject to an individual grant, which means that if you decide to tender any options subject to a specific grant, you must tender all of the options subject to that grant that remain outstanding. If you attempt to tender options for part of a specific grant, but not all outstanding options for such grant, your tender of such grant will be rejected. If you properly tender other grants, however, such other grants will be accepted. In addition, if you choose to tender any option grant for exchange, you must also tender all option grants received after November 9, 2000 even if such option grants have an exercise price below $40.00. If you attempt to tender some of your options, but do not include all of the options granted to you after November 9, 2000, your entire tender will be rejected.

      If your options are properly tendered and accepted for exchange, you will be entitled to receive new options to purchase the number of shares of our common stock which is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the webMethods Option Plan and a new stock option agreement to be entered into between us and you. IF YOU ARE NOT AN EMPLOYEE OF WEBMETHODS, INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. This means that if you die or quit or your employment is terminated prior to the date we grant the new options for any reason, you will not receive anything for the options that you tendered and we cancelled.

      Special considerations may apply to employees located outside of the United States, including Australia, the Netherlands and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

      We are also reserving the right, in the event of a merger or similar transaction after the expiration date, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. We presently have no plans or proposals that relate to or would result in an acquisition of webMethods. Section 2 of this offer to exchange describes our future plans.

      The term “expiration date” means 5:00 p.m., Eastern Daylight Time, on Friday, May 11, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.  PURPOSE OF THE OFFER.

      We issued or assumed the options outstanding under the option plans for the following purposes:

•	to provide our employees an opportunity to acquire or increase a proprietary interest in us, thereby allowing us to attract and motivate our employees and creating a stronger incentive for our employees to expend maximum effort for our growth and success; and

•	to encourage our employees to continue their employment by us.

      Many of our employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value thereby creating better performance incentives for employees and thereby maximizing stockholder value. Because of the large number of options eligible for this offer to exchange, a total re-grant of new options without cancellation of the options they are meant to replace would have a negative dilutive impact on our outstanding shares and earnings per share. Additionally, webMethods has a limited pool of options available under the webMethods Option Plan, and we must conserve our currently available options for new hires and ongoing grants.

      Except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the “SEC”), we presently have no plans or proposals that relate to or would result in:

(a)	a material corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

(j)	any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. The new options may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.

      We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assessment of the employee’s existing stock option package and assumptions about the future overall economic environment, the performance of the Nasdaq National Market, our stock price and our business.

3.  PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.

      To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, sign and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We will only accept a signed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by e-mail. We must receive all of the required documents at webMethods, Inc., 3930 Pender Drive, Fairfax, Virginia 22030 USA, Attention: Option Exchange (facsimile: (703) 460-5955), before the expiration date. Your new options will be granted on the date of the first meeting of the compensation committee of webMethods’ board of directors held on or after the first business day which is at least six months and one day following the date we cancel the options accepted by us for exchange, but no later than December 31, 2001.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. YOUR OPTIONS WILL NOT BE CONSIDERED TENDERED UNTIL WE RECEIVE THEM. WE WILL NOT ACCEPT DELIVERY BY E-MAIL.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. We may also waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

Our Acceptance Constitutes an Agreement.

      Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

      Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS.

      You may only withdraw your tendered options in accordance with the provisions of this Section 4.

      You may withdraw your tendered options at any time before the expiration date. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

      To validly withdraw tendered options, you must deliver to us at the address set forth in Section 3 above a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price and total number of option shares subject to each option to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be signed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

      ONCE YOU HAVE WITHDRAWN OPTIONS, YOU MAY NOT RE-TENDER SUCH OPTIONS.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. If we cancel options accepted for exchange, you will be granted new options on the date of the first meeting of the compensation committee of the webMethods board of directors held on or after the first business day that is at least six months and one day following the date we cancel options accepted for exchange and no later than December 31, 2001. If the offer is extended, then the grant date of the new options will also be extended. If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options tendered for exchange, we would be required for financial reporting purposes to record a variable compensation expense against our earnings.

      We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the expiration of this offer. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules. As a result, the compensation committee of our board of directors does not plan to grant any additional options until after such date, including additional grants to employees who do not elect to participate in this exchange offer. However, the compensation committee reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period.

      Your new options will entitle you to purchase a number of shares of our common stock which is equal to the number of shares subject to the options or portion thereof you tender, subject to adjustments for any stock splits, stock dividends and similar events.

      PLEASE NOTE, HOWEVER, THAT IF YOU ARE NOT AN EMPLOYEE OF WEBMETHODS, INC. OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS. Certain employee leaves of absence that are approved by us in advance will be deemed to constitute continued employment.

      We are also reserving the right, in the event of a merger or similar transaction after the expiration date, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. IF WE WERE TO TERMINATE YOUR RIGHT TO RECEIVE REPLACEMENT OPTIONS UNDER THIS OFFER IN CONNECTION WITH SUCH TRANSACTION, EMPLOYEES WHO HAVE TENDERED OPTIONS FOR CANCELLATION PURSUANT TO THIS OFFER WOULD NOT RECEIVE OPTIONS TO PURCHASE SECURITIES OF THE ACQUIROR OR ANY OTHER CONSIDERATION FOR THEIR TENDERED OPTIONS. We presently have no plans or proposals that relate to or would result in an acquisition of webMethods. Section 2 of this offer to exchange describes our future plans.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. After we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.  CONDITIONS OF THE OFFER.

      We will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after April 12, 2001 and before the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options tendered for exchange:

(a)	any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of webMethods, Inc. or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the offer;

(b)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1)	make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the benefits that we believe we will receive from the offer; or

(4)	materially and adversely affect the business, condition (financial or other), income, operations or prospects of webMethods or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

           (c)  there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)	any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of webMethods or our subsidiaries or on the trading in our common stock;

(6)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of webMethods or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(7)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(8)	any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 12, 2001;

(d)	any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, is proposed, announced or made by another person or entity or is publicly disclosed; or we shall have learned that:

(1)	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 12, 2001;

(2)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before April 12, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f)	any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or in that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries or materially impairs or may materially impair the benefits that we believe we will receive from the offer.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

      We are also reserving the right, in the event of a merger or similar transaction after the expiration date, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this offer to exchange. If we were to terminate your right to receive replacement options under this offer in connection with such transaction, employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options.

7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

      Our common stock is quoted on the Nasdaq National Market under the symbol “WEBM”. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

	High	Low

Fiscal year ending March 31, 2002

First Quarter (through April 11, 2001)	25.1000	17.0000
Fiscal year ended March 31, 2001

Fourth Quarter	98.2500	20.8750

Third Quarter	114.8750	62.9375

Second Quarter	192.0000	88.8750

First Quarter	189.9219	61.2656
Fiscal year ended March 31, 2000

Fourth Quarter (beginning February 10, 2000)	308.0625	173.875

      As of April 11, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $25.10 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      Consideration. We will issue new options to purchase common stock under the webMethods Option Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, we expect to grant new options to purchase a total of 9,471,906 shares of our common stock.

      Terms of New Options. The new options will be issued under the webMethods Option Plan and a new stock option agreement to be entered into between you and us, which you will receive when the new options are granted. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the SEC on April 12, 2001. Except with respect to the exercise price, term and certain other terms specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

      If the tendered options were granted under the Active Plan, the stock option agreement evidencing such options will be terminated upon cancellation of such options. Even if you tender all of your options granted under the webMethods Option Plan, your existing stock option agreement under the webMethods Option Plan, including the provisions relating to your employment with webMethods, will continue. These provisions include your agreements to maintain the confidentiality of webMethods’ proprietary information and not to compete against webMethods or its subsidiaries. Your existing stock option agreement under the webMethods Option Plan will govern any additional options granted to you as part of our normal compensation program.

      The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or any right of continued employment.

      The following description of the webMethods Option Plan and the new stock option agreement to which each new option will be subject is only a summary, and may not be complete. For complete information please refer to the copies of the webMethods Option Plan and the stock option agreement that have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. You may also contact us at webMethods via e-mail at optionexchange@webmethods.com to request copies of the webMethods Option Plan or the form of the new option agreement, which will be provided at our expense.

      The following description summarizes the material terms of the webMethods Option Plan and the options granted under the webMethods Option Plan.

      General Information. An aggregate of 20,731,000 shares of our common stock may be issued pursuant to awards under the webMethods Option Plan. This number may be increased only by a resolution adopted by our board of directors and approved by our stockholders, in accordance with applicable state law. The maximum number of shares subject to options that may be awarded to one person in any twelve month period under the webMethods Option Plan is 1,000,000.

      The webMethods Option Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options. If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. For options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are deemed to be non-incentive stock options. If the options you tender for exchange were not intended as incentive stock options, your new options will not be incentive stock options. For more information related to the possible U.S. federal income tax consequences if you exchange any options pursuant to this offer, see Section 13 of this offer. Special considerations may apply to employees located outside of the United States, including Australia, the Netherlands and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

      Administration. The webMethods Option Plan is administered by the compensation committee of our board of directors consisting of two or more directors who are not employees. Subject to the provisions of the webMethods Option Plan, the committee is authorized and empowered to do all things necessary or desirable in connection with the administration of the webMethods Option Plan, including, without limitation: (i) construe and interpret the webMethods Option Plan and any stock option agreement entered into under the webMethods Option Plan; (ii) determine the fair market value of stock to be issued under the webMethods Option Plan; (iii) select persons to whom options may be granted under the webMethods Option Plan; (iv) determine whether any option granted under the webMethods Option Plan shall be intended as an incentive stock option or not; (v) determine the number of shares to be subject to an option granted under the webMethods Option Plan and the exercise price of any option granted under the webMethods Option Plan; (vi) determine the terms and conditions of any option granted under the webMethods Option Plan and approve the form of stock option agreements to be entered into under the webMethods Option Plan; (vii) amend the vesting of an option granted under the webMethods Option Plan; (viii) authorize and implement amendments to stock option agreements entered into under the webMethods Option Plan; and (ix) establish policies and procedures for the exercise of options granted under the webMethods Option Plan. The compensation committee may delegate the authority to enter into stock option agreements evidencing options granted under the webMethods Option Plan to officers of webMethods, as long as any such stock option agreement is consistent with the terms and conditions of the webMethods Option Plan.

      Exercise and Termination of Awards. The terms and conditions applicable to the exercise of awards and the events or occurrences which may trigger the acceleration, termination or forfeiture of the new options under the webMethods Option Plan are set forth in the new stock option agreement. The new stock option agreement will be substantially the same as the form option agreement attached as exhibit (d)(2) to the Tender Offer Statement on Schedule TO that we filed with the SEC on April 12, 2001.

      Term. Subject to terms in the new stock option agreement and the webMethods Option Plan providing for earlier termination of the option, the new option will terminate on the tenth anniversary of the date of grant of the new option. Terms of the new stock option agreement providing for termination of the option include, without limitation, termination of the option within specified periods of time after (i) termination of your employment with webMethods and (ii) your death.

      No awards may be made under the webMethods Option Plan after October 31, 2006. Although shares of common stock may be issued after October 31, 2006 pursuant to awards made on or prior to that date, no shares of our common stock will be issued under the webMethods Option Plan after October 31, 2016.

      Exercise Price. The exercise price of the new options to be granted pursuant to the offer will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL TENDERED OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

      Vesting and Exercise. The compensation committee has the authority to determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. The new options will have a vesting schedule designed to approximate the vesting schedule of the tendered options such that the number of shares to which the tendered options would have been exercisable as of the date of grant of the new options, had the tendered options not been tendered, will be immediately exercisable, and, thereafter, shares will become exercisable at the intervals and in the amounts shares would have become exercisable under the tendered options, had the tendered options not been tendered. Vesting of the new options shall immediately cease upon termination of your employment with webMethods. The new option agreement also provides for immediate vesting of all unvested options if, within one year after a change of control of the company, either the participant’s employment is terminated other than for cause or the participant terminates employment within ninety days after good reason exists.

      Payment of Exercise Price. In accordance with the applicable stock option agreement, exercise of the new options may be made, in whole or in part, by delivery of a written or electronic notice to us which is accompanied by payment in full of the applicable exercise price. Payment of the option exercise price for the new options may be made by delivery of cash, good check, shares of webMethods common stock owned by you, or in such other manner as permitted by our board of directors.

      Amendment and Termination of the webMethods Option Plan. Our board may amend or terminate the option plans at any time and in any manner, subject to certain restrictions.

      No Stockholder Rights and Employment Rights. A participant shall have no stockholder rights with respect to the shares of our common stock subject to his or her outstanding option grants until such shares are purchased in accordance with the webMethods Option Plan and the option agreement evidencing such option. Nothing in the webMethods Option Plan confers upon the participant any right to continue in our employ.

      Registration of Option Shares. All shares of common stock issuable upon exercise of options under the webMethods Option Plan, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

      Tax Consequences. You should refer to Section 13 for a discussion of the U.S. Federal income tax consequences of accepting or rejecting the new options under this offer to exchange. Special considerations may apply to employees located outside of the United States, including Australia, the Netherlands and the United Kingdom. In some of these countries, the application of local taxation rules may have an impact upon the re-grant. If you are an employee outside of the United States, we recommend that you consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live and work.

9.  INFORMATION CONCERNING WEBMETHODS, INC.

      We are a leading provider of infrastructure software and services for comprehensive end-to-end integration solutions that enable our customers to achieve comprehensive automation of business processes by integrating their systems in real time. Our customers use our software, webMethods B2B, webMethods Enterprise, and webMethods Mainframe Integration Server to integrate business processes among different systems within the enterprise through the real-time exchange of information and to work more closely with their customers, suppliers and other business partners through the real-time exchange of information and transactions. We achieve this comprehensive, real-time integration with webMethods B2Bi Solution Suite software, the first end-to-end solution that operates inside, outside and across corporate firewalls. With the combined functionality of webMethods Enterprise, webMethods B2B, and webMethods Mainframe Integration Server, webMethods B2Bi Solution Suite enables a company not only to integrate its portfolio of existing enterprise applications, but also to extend these applications to its customers, suppliers and other business partners. As a result, a company can exchange information in real time, enabling its business to operate faster and more efficiently and to use intranets and the Internet to conduct electronic transactions internally and with customers, suppliers and B2B partners. In addition, our software is incorporated into the operation of a number of major business-to-business marketplaces.

      webMethods B2Bi Solution Suite permits our customers to rapidly and cost effectively deploy new real-time business-to-business e-commerce applications by both integrating their existing internal enterprise systems and by integrating these systems with those of their business partners. For example, webMethods Enterprise can improve supply management by automating, without costly custom programming, various internal business processes such as procurement, order processing, inventory management, shipping and fulfillment systems and enterprise resource planning systems. webMethods B2B can improve supply management by integrating the processes of our customer with similar processes of its customers, suppliers and business partners. webMethods Mainframe Integration Server enables integration with existing mainframe systems used in Global 2000 organizations. By using webMethods Enterprise software, webMethods Mainframe Integration System and webMethods B2B software, either alone or together as part of a comprehensive integration solution, we believe that our customers can:

•	create new revenue opportunities due to improved customer retention, improved customer service and the ability to deliver additional value-added services and customized product offerings;

•	accelerate time-to-market for new products and services by integrating internal applications into a platform and integrating and synchronizing this platform with end-to-end information flow between enterprise applications and B2B partners;

•	strengthen relationships with their customers, suppliers and business partners due to new direct, secure connections across multiple computing platforms, applications and protocols;

•	improve supply chain efficiencies through shortened cycle times, lower inventories and reduced error rates; and

•	increase return on investment from existing enterprise software systems.

      We market our software globally through a direct sales force and a number of resellers and systems integrators. A key element of our sales and marketing strategy is to leverage relationships with our customers and business partners. We believe that by providing solutions to leading buyers, suppliers, portals and enterprise software and hardware companies pursuing enterprise application integration, or EAI, solutions, B2B e-commerce opportunities or comprehensive end-to-end solutions, our software sales will increase substantially as our technologies become more widely deployed in the marketplace. Our installed base of customers has helped fuel demand for our products by introducing the customers, suppliers and other business partners of our customers to our products.

      webMethods was organized in Delaware in 1996. We completed our initial public offering in February 2000. Our executive offices are located at 3930 Pender Drive, Fairfax, Virginia 22030 and we have offices across the United States, Europe and Asia Pacific. Our telephone number is (703) 460-2500.

      Financial Information. The information set forth on pages 13 through 34 of the company’s current report on Form 8-K dated December 6, 2000, pages 2 through 6 of the company’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2000, pages 3 through 8 of the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2000 as amended on Form 10-Q/ A and pages 3 through 7 of the company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2000 is incorporated herein by reference. See “Additional Information” in Section 16 for instructions on how you can obtain copies of our SEC reports that contain the information incorporated by reference herein.

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of April 11, 2001, our executive officers and directors (eleven(11)persons) as a group beneficially owned options outstanding under the webMethods Option Plan to purchase a total of 1,337,135 shares of our common stock, which represented approximately 9.5% of the shares subject to all options outstanding under that option plan as of that date. Our executive officers and directors as a group beneficially owned options outstanding under the Active Plan to purchase a total of 79,050 shares of our common stock, which represented approximately 9.3% of the shares subject to all options outstanding under the Active Plan as of that date. Our executive officers and directors, as a group beneficially owned options outstanding under all of our stock option plans to purchase a total of 1,426,725 of our shares, which represented approximately 9.1% of the shares subject to all options outstanding under all of our stock option plans as of that date. Our non-employee directors are not eligible to participate in the offer. Of our executive officers, only Robert J. Green and Mary D. Dridi hold options that are eligible to participate in this offer. Robert J. Green holds options to purchase a total of 279,050 shares of our common stock, of which options to purchase 200,000 shares constitute eligible options, which represents 2.1% of all eligible options. Mary Dridi holds options to purchase a total of 308,485 shares of our common stock, of which options to purchase 60,000 shares constitute eligible options, which represents 0.6% of all eligible options. Ms. Dridi has informed us that she does not intend to participate in the offer. In addition, certain of our non-executive officers hold eligible options.

      In the sixty (60) days prior to and including April 12, 2001, the executive officers and directors of webMethods engaged in the following transactions in webMethods common stock:

      On February 12, 2001, Robert Vasan, one of our board members, sold 2,500 shares of common stock in open market transactions at a price of $68.00 per share.

      On February 13, 2001, Robert Vasan sold 12,500 shares of common stock in open market transactions at a price of $63.772 per share.

      On February 13, 2001, Jack Lewis, one of our board members, sold 40,000 shares of common stock in open market transactions at a price of $62.65625 per share.

      On February 14, 2001, Mary Dridi, our Chief Financial Officer, sold 2,500 shares of common stock in open market transactions at a price of $58.75 per share.

      On February 14, 2001, Robert Vasan sold 5,000 shares of common stock in open market transactions at a price of $58.00 per share.

      On February 15, 2001, Robert Vasan sold 10,000 shares of common stock in open market transactions at a price of $63.8019 per share.

      On February 16, 2001, Robert Vasan sold 8,766 shares of common stock in open market transactions at a price of $62.3518 per share.

      On February 20, 2001, Robert Vasan sold 7,000 shares of common stock in open market transactions at a price of $55.3839 per share.

      Except as otherwise described above and other than ordinary course purchases under the webMethods, Inc. Employee Stock Purchase Plan and ordinary course grants of stock options to employees who are not executive officers, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by webMethods, Inc. or, to our knowledge, by any executive officer, director, affiliate or subsidiary of webMethods, Inc.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options we acquire pursuant to the offer will be cancelled, and the shares of common stock subject to options granted under the webMethods Option Plan will be returned to the pool of shares available for grants of new options under the applicable option plan and for issuance upon the exercise of such options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, shares returned to the pool of shares available for grants of options subject to the webMethods Option Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

      In 1998, the Financial Accounting Standards Board required companies that reprice options to account for them in a manner that would have ongoing, negative implications for their reported earnings. Repricing our existing options would result in variable accounting for such options, which may require us to record additional compensation expense each quarter until such repriced options are exercised, cancelled or expired. If we were to grant any options to a tendering option holder before the date which is at least six months and one day after the expiration of this offer, our grant of those options would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s option shares tendered for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

      We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options. If we accept and cancel the options you tender in connection with the offer, however, the grant date and the pricing of any additional options that we may decide to grant to you will be deferred until a date that is at least six months and one day from the expiration of this offer. If we granted new, additional options to you in that period, the accounting rules would treat them as granted in exchange for the surrendered grant, and we would be subject to the variable accounting rules described above. As a result, the compensation committee of our board of directors does not plan to grant any additional options until after such date, including additional grants to employees who do not elect to participate in this exchange offer.

However, the compensation committee reserves the right to decide to grant additional options to certain employees on a case-by-case basis during this period.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6 and Section 1.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. Federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. At the date of grant of the new options, you will not be required to recognize additional income for U.S. Federal income tax purposes. The grant of options is not recognized as taxable income.

      If the options you tender were intended to be incentive stock options, your new options will be granted as incentive stock options to the extent they qualify under the Internal Revenue Code. Under current law, for options to qualify as incentive stock options, the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000. The value of the shares subject to options is measured on the date the options are granted. The excess options are deemed to be non-incentive stock options. If the options you tender were not intended as incentive stock options, your new options will not be incentive stock options.

      U.S. Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options. We do not believe that our offer to you will change any of the terms of your eligible incentive stock options which you do not tender in the offer. However, the IRS may characterize the offer as a “modification” of those incentive stock options, even if you decline the offer. The effect of a successful assertion by the IRS that your incentive stock options were modified depends on whether the exercise price of your exercisable incentive stock options is equal to, higher or lower than the price of the company’s stock on April 12, 2001. If your exercise price per share is equal to or higher than the price of the company’s common stock on April 12, 2001, the offer would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date you exercise those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as nonqualified stock options upon exercise and affect the amount of other stock options granted to you that may qualify as incentive stock options under the $100,000 calendar year limit discussed above. If the exercise price for your eligible incentive stock options is lower than the price of the company’s shares of common stock on April 12, 2001, your option would cease to qualify as an incentive stock option.

      While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding “U.S. Federal Income Tax Consequences of Nonqualified Stock Options,” because some of your new options may not qualify as incentive stock options or some of your incentive stock options not tendered may cease to qualify as incentive stock options, in which case your options would be subject to different tax treatment than your eligible options.

      Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

      If you dispose of common stock that you acquired by exercising an incentive stock option, the tax consequences of the disposition depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

      If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

      If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

      U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will generally be entitled to a deduction equal to the amount of compensation income taxable to you.

      The subsequent sale of the shares acquired pursuant to the exercise of a non-incentive stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

      WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO COUNTRY, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

      IF YOU CHOOSE NOT TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS, WE ALSO RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES ATTRIBUTABLE TO THE EXERCISE OF THE ELIGIBLE OPTIONS YOU DO NOT EXCHANGE AND TO THE SUBSEQUENT SALE OF COMMON STOCK PURCHASED UNDER THESE OPTIONS.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We may from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by publicly announcing the extension and giving oral or written notice of the extension to the option holders and making a public announcement thereof. If the offer is extended, then the grant date of the new options will also be extended.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

15.  FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.  ADDITIONAL INFORMATION.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

(a) Our annual report on Form 10-K for the year ended March 31, 2000;

(b) Our quarterly reports on Form 10-Q for the quarters ended June 30, 2000, September 30, 2000, as amended, and December 31, 2000;

(c) Our current reports on Form 8-K dated May 20, 2000, August 15, 2000, September 14, 2000, October 25, 2000, October 26, 2000, December 6, 2000, January 26, 2001, and March 6, 2001;

(d) The description of our common stock contained in the registration statement on Form 8-A filed with the SEC on February 10, 2000, under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description;

(e) Our Registration Statement on Form S-8 filed on August 17, 2000 and amended on December 22, 2000, and our Registration Statement on Form S-8 filed on February 11, 2000; and

(f) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

      These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	7 World Trade Center	500 West Madison Street
Room 1024	Suite 1300	Suite 1400
Washington, D.C. 20549	New York, New York 10048	Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol “WEBM,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

webMethods, Inc., Attention: Option Exchange, 3930 Pender Drive, Fairfax, Virginia 22030 USA, facsimile: (703) 460-5955, e-mail: optionexchange@webmethods.com between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time. As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document. The information contained in this offer to exchange about webMethods, Inc. should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

      Certain information contained herein should be considered “forward-looking information,” which is subject to a number of substantial risks and uncertainties. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. Such forward-looking statements are made only as of the date of this report. The company’s actual results could differ materially from those contained in forward-looking statements. Important factors known to the company that could cause such material differences are discussed under the caption “Risk Factors” in the above mentioned filings. The company undertakes no obligations to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

webMethods, Inc.

April 12, 2001

SCHEDULE A

INFORMATION CONCERNING

THE DIRECTORS AND EXECUTIVE OFFICERS
OF WEBMETHODS, INC.

      The directors and executive officers of webMethods, Inc. and their positions and offices as of April 12, 2001, are set forth in the following table:

Name	Position and Offices Held

Phillip Merrick	Director, Chairman of the Board and Chief Executive Officer
James P. Gauer	Director
Dennis H. Jones	Director
Michael J. Levinthal	Director
Gene Riechers	Director
Robert T. Vasan	Director
Jack L. Lewis	Director and Secretary
R. James Green	Director, Executive Vice President and Chief Technology Officer
David Mitchell	President and Chief Operating Officer
Mary Dridi	Chief Financial Officer and Treasurer
Kristin Weller	Vice President, Product Development

      The address of each director and executive officer is: c/o webMethods, Inc., 3930 Pender Drive, Fairfax, Virginia 22030.

A-1

WEBMETHODS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE SHARES OF COMMON STOCK OF WEBMETHODS, INC.
FOR NEW OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 5:00 P.M., EASTERN DAYLIGHT TIME ON FRIDAY, MAY 11, 2001,
UNLESS THE OFFER IS EXTENDED BY WEBMETHODS.

      Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

webMethods, Inc.

Attention: Option Exchange
3930 Pender Drive
Fairfax, Virginia 22030
United States of America
facsimile: (703) 460-5955
e-mail: optionexchange@webmethods.com
April 12, 2001